Exhibit 99.1

MOTIVE, INC.

INFORMATION FOR THREE AND SIX MONTHS ENDED JUNE 30, 2008

ITEM 1.	FINANCIAL STATEMENTS

MOTIVE, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED AND UNREVIEWED)

(in thousands, except per share amounts)

	December 31, 2007	June 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$21,410	$13,486
Short-term investments	4,042	—
Accounts receivable, less allowance of $47 and $127 at December 31, 2007 and June 30, 2008, respectively	9,258	8,543
Prepaid expenses and other current assets	4,491	4,151

Total current assets	39,201	26,180

Property and equipment, net	3,442	2,958
Goodwill	39,656	39,656
Other intangibles, net	573	298
Other assets	1,189	1,922

Total assets	$84,061	$71,014

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,043	$3,375
Accrued liabilities	20,642	13,883
Deferred revenue	43,104	40,184
Financing obligation payable	133	—

Total current liabilities	66,922	57,442

Deferred revenue	23,947	22,244

Total liabilities	$90,869	79,686

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock: $0.001 par value; 15,000,000 shares authorized, no shares issued or outstanding at December 31, 2007 and June 30, 2008, respectively	—	—
Common stock: $0.001 par value; 150,000,000 shares authorized, 27,758,062 and 27,754,569 shares issued and outstanding at December 31, 2007 and June 30, 2008, respectively	28	28
Additional paid-in capital	248,608	249,866
Deferred stock compensation	(2)	(2)
Treasury stock, at cost (288,017 and 289,290 shares at December 31, 2007 and June 30, 2008, respectively)	(760)	(761)
Accumulated comprehensive loss	(1,089)	(1,250)
Accumulated deficit	(253,593)	(256,553)

Total stockholders’ equity (deficit)	(6,808)	(8,672)

Total liabilities and stockholders’ equity (deficit)	$84,061	$71,014

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED AND UNREVIEWED)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Revenue:
License fees	$13,628	$15,788	$24,138	$30,708
Services	1,935	3,577	4,232	7,273

Total revenue	15,563	19,365	28,370	37,981

Cost of revenue:
License fees	627	1,028	1,142	2,097
Amortization of acquired technology	550	—	1,100	—
Services	6,568	7,320	12,185	14,691

Total cost of revenue	7,745	8,348	14,427	16,788

Gross margin	7,818	11,017	13,943	21,193
Operating expenses:
Sales & marketing	5,559	4,327	10,362	8,157
Research & development	3,551	3,207	7,131	6,527
General & Administrative	5,177	5,054	10,074	9,053
Amortization of intangibles	137	137	275	275
Shareholder and securities litigation settlements	—	275	—	275

Total operating expenses	14,424	13,000	27,842	24,287

Loss form operations	(6,606)	(1,983)	(13,899)	(3,094)
Interest income and expense, net	376	69	829	233
Other income (expense), net	(190)	(24)	(180)	191

Loss before income taxes	(6,420)	(1,938)	(13,250)	(2,670)
Provision for income taxes	96	201	200	290

Net loss	($6,516)	($2,139)	($13,450)	($2,960)

Basic and diluted loss per share	($0.24)	($0.08)	($0.49)	($0.11)

Shares used in computing basic and diluted loss per share	27,611	27,687	27,596	27,675

See accompanying notes.

MOTIVE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED AND UNREVIEWED)

(in thousands)

	Six Months Ended June 30,
	2007	2008
Cash flows from operating activities
Net income (loss)	$(13,450)	$(2,960)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,586	1,145
Stock compensation	1,734	1,258
Amortization of intangibles	1,375	275
Other non-cash items	(9)	—
Changes in operating assets and liabilities net of acquisitions:
Accounts receivable	3,500	715
Prepaid expenses and other assets	(651)	(394)
Accounts payable	(1,697)	332
Accrued liabilities	591	(6,760)
Deferred revenue	(2,096)	(4,621)

Net cash provided by (used in) operating activities	(9,117)	(11,010)

Cash flows from investing activities
Proceeds from maturities (purchases) of short-term investments, net	12,727	4,042
Purchase of property and equipment	(1,342)	(658)

Net cash provided by investing activities	11,385	3,384

Cash flows from financing activities
Payments on financing obligation	—	(133)
Purchase of treasury stock	—	(2)

Net cash provided by (used in) financing activities	—	(135)

Net effect of exchange rates on cash and cash equivalents	(112)	(163)

Net increase (decrease) in cash and cash equivalents	2,156	(7,924)
Cash and cash equivalents at beginning of year	17,475	21,410

Cash and cash equivalents as of June 30	$19,631	$13,486

Supplemental cash flow disclosure:
Interest paid	$—	$—

Income taxes paid, net of refunds	$303	$299

See accompanying notes.

MOTIVE, INC.

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED AND UNREVIEWED)

1. Basis of Presentation

Motive, Inc., along with its wholly-owned subsidiaries (collectively, the “Company” or “Motive”), is a leading provider of broadband and mobile service management software. Motive’s products expedite or eliminate various time-consuming and costly management tasks such as activation, support, and configuration that both service providers and end-users must undertake in order to launch and maintain broadband digital services. The Company was incorporated in Delaware on April 25, 1997 and currently markets its products and services throughout the Americas, Europe and Asia. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited and unreviewed interim consolidated condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles and are presented in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to interim financial information. Accordingly, certain footnote disclosures have been condensed or omitted. The accompanying interim consolidated financial statements have not been reviewed by an independent registered public accountant, as would be required before such financial statements could be included in a quarterly report on Form 10-Q. Until such financial statements have been so reviewed, we can give no definitive assurance that all adjustments necessary to present our financial information in accordance with U.S. generally accepted accounting principles have been identified and properly reflected in such financial statements. Therefore, all results reported in such financial statements should be considered preliminary and subject to change until we file our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. In management’s opinion, however, the unaudited and unreviewed interim consolidated condensed financial statements reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the Company’s financial position, results of operations and cash flows for the periods presented. These financial statements should be read in conjunction with the Company’s unaudited annual consolidated financial statements and notes thereto for the year ended December 31, 2007, included as Exhibit 99.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2008 (the “Prior Report”). The results of operations for the three and six month periods ended June 30, 2008 and 2007 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the financial statements.

Cash, Cash Equivalents and Investments

Cash equivalents consist of cash deposits and investment securities with original maturities of three months or less when purchased. Short-term investments consist of marketable securities, excluding cash equivalents that have remaining maturities of less than one year from the respective balance sheet date. Investment securities are classified as available-for-sale and are presented at estimated fair value with any unrealized gains or losses included in other comprehensive income (loss). The amortized cost of marketable securities is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method. Such amortization is included in investment income. Realized gains and losses are computed based on the specific identification method and there were no gains or losses during the six months ended June 30, 2007 and 2008. Cash and cash equivalents decreased by $7.9 million and short-term investments decreased by $4.0 million during the six months ended June 30, 2008.

Short-term investments consist of the following (in thousands):

		December 31, 2007 (Unaudited)
	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Commercial paper	$4,042	$—	$4,042

		June 30, 2008 (Unaudited and Unreviewed)
	Cost	Unrealized Gain (Loss)	Estimated Fair Value
Commercial paper	$0	$—	$0

Fair values are based on quoted market prices.

The Company periodically analyzes its short-term investments for impairments considered to be other than temporary. In performing this analysis, the Company evaluates whether general market conditions or information pertaining to the specific investment’s industry, or the individual company, indicates that an other than temporary decline in value has occurred. If so, the Company considers specific factors, including the financial condition and near-term prospect of each investment, any specific events that may affect the investee company, and the intent and ability of the Company to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value. The Company determined that there were no impairments of its short-term investments for the periods ended December 31, 2007 and June 30, 2008.

Accounts Receivable

In the ordinary course of business, the Company extends credit to its customers. Accounts receivable are recorded at their outstanding principal balances, adjusted by the allowance for doubtful accounts.

We continuously assess the collectability of outstanding customer invoices and, in doing so, we maintain an allowance for estimated losses resulting from the non-collection of customer receivables. In estimating this allowance, we consider factors such as: historical collection experience; a customer’s current credit worthiness; customer concentration; age of the receivable balance, both individually and in the aggregate; and general economic conditions that may affect a customer’s ability to pay. When the Company ultimately concludes that a receivable is uncollectible, the balance is charged against the allowance for doubtful accounts. Actual customer collections could differ from our estimates and, accordingly, could exceed our related loss allowance. The following table summarizes the changes in allowance for doubtful accounts for trade receivables (in thousands) (unaudited and unreviewed):

	Balance at Beginning of Period	Charged to Expense, net of Recoveries	Deduction of Uncollectible Accounts	Balance at end of Period
Year ended December 31, 2007	$215	$(168)	$—	$47
Six months ended June 30, 2008	$47	$(47)	$127	$127

Concentration of Credit Risks and Significant Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. The Company’s cash and cash equivalents and short-term investments are placed with high-credit, quality financial institutions and issuers. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Estimated credit losses are provided for in the financial statements and historically have been within management’s expectations.

During the three months ended June 30, 2008, our three largest customers accounted for 16%, 13% and 10% of the Company’s total revenue, respectively. For the six months ended June 30, 2008 our three largest customers accounted for 16%, 13%, and 10%, respectively. During the three months ended June 30, 2007, our three largest customers accounted for 15%, 10% and 10% of the Company’s total revenue, respectively. For the six months ended June 30, 2007, one customer accounted for 10%.

At December 31, 2007, three of the Company’s customers each represented more than 10% of our accounts receivable and collectively represented 50% of our accounts receivable balance. At June 30, 2008, three customers each represented more than 10% of our accounts receivable and collectively represented 46% of our accounts receivable balance.

Revenue Recognition

We recognize revenue in accordance with the American Institute of Certified Public Accountants’ (“AICPA”) Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions . In addition, we apply the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 00-3, Application of AICPA SOP 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware, to our managed services software transactions.

We typically sell our software in bundled or multi-element arrangements where customers receive the right to use our product as well as certain related services, including implementation and integration services, maintenance and support services and, in some cases, hosting and managed services. We have not entered into an arrangement solely for the license of our products and, therefore, we have not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license element of our arrangements. Additionally, we have not been able to demonstrate VSOE of fair value for the maintenance or hosting elements for the majority of our arrangements. Thus, as reported in our consolidated statements of operations, license fees revenue is comprised of (i) usage fees for term and perpetual licenses of our software, (ii) professional services fees for implementation and integration services, (iii) maintenance and support fees (typically for technical support and the right to future upgrades) and (iv) hosting and managed services fees (where we host and manage the software on our own IT infrastructure). We generally recognize revenue from the entire arrangement ratably over the term of the agreement or the committed maintenance period (whichever is longer), for term licenses, and ratably over the committed maintenance term, for perpetual licenses. Generally, recognition of license fees revenue from arrangements with resellers commences upon the receipt of cash, assuming all other revenue recognition criteria are met. Revenue from resellers is recognized ratably over the term of the agreement, except in the case of sales of our Home Device Manager product by a strategic partner, where license revenue is recognized only upon the receipt of cash.

For each arrangement, revenue is only recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled obligations remain, the fee is fixed or determinable and collectability is probable. In addition, if the arrangement has any payment terms that are in excess of our normal payment terms, the payment is considered to not be fixed or determinable. In this scenario, the amount of revenue recognized is limited to the amount currently due from the customer. If an arrangement includes a right of acceptance or a right to cancel, revenue is recognized when acceptance is received or the right to cancel has expired.

As reported in our consolidated statements of operations, services revenue is comprised of revenue from (i) professional services, such as consulting services, (ii) maintenance and support services, and (iii) hosting and managed services, where any of these services are separately purchased.

Accounts receivable include amounts due from customers. Deferred revenue includes amounts both received and currently outstanding from customers for which revenue has not been recognized.

Recently Issued Accounting Standards

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157 “Fair Value Measurements,” as amended by SFAS No. 157-2 (“SFAS 157”). This standard expands disclosures about fair value measurements and clarifies how to measure fair value by focusing on the price that would be received when selling an asset or paid to transfer a liability (exit price). SFAS No. 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), to fiscal years beginning after November 15, 2008. The partial adoption of SFAS 157 for financial assets and liabilities did not have an impact on our consolidated financial position, results of operations or cash flows. The Company is currently evaluating the impact that SFAS 157 relating to nonfinancial assets and nonfinancial liabilities will have on its consolidated financial statements.

Effective January 1, 2008, the Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which permits entities to choose fair value measurement of many financial instruments, including insurance contracts, with subsequent changes in fair value to be reported in net income for the period. This choice is made for each individual financial instrument, is irrevocable and, after implementation, must be determined when the entity first commits to or recognizes the financial instrument. The adoption of SFAS 159 did not impact the Company’s consolidated financial statements, as no items were initially elected for fair value measurement. For financial assets and liabilities acquired in subsequent periods, the Company will determine whether to use the fair value election at the time of acquisition.

In December 2007, the FASB issued SFAS No. 141 (revised), “Business Combinations” (“SFAS 141(R)”). This standard changes the accounting for business combinations including the measurement of acquirer shares issued in consideration for a business combination, the recognition of contingent consideration, the accounting for preacquisition gain and loss contingencies, the recognition of capitalized in-process research and development, the accounting for acquisition-related restructuring cost accruals, the treatment of acquisition related transaction costs and the recognition of changes in the acquirer’s income tax valuation allowance. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company is currently evaluating the impact that adoption of SFAS 141(R) will have on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” an amendment of ARB No. 51 (“SFAS 160”). This standard changes the accounting for noncontrolling (minority) interests in consolidated financial statements including the requirements to classify noncontrolling interests as a component of consolidated stockholders’ equity and the elimination of “minority interest” accounting in results of operations with earnings attributable to noncontrolling interests reported as part of consolidated earnings. Additionally, SFAS 160 revises the accounting for both increases and decreases in a parent’s controlling ownership interest. SFAS 160 is effective for fiscal years beginning after December 15, 2008, with early adoption prohibited. The Company is currently evaluating the impact that adoption of SFAS 160 will have on its consolidated financial statements.

3. Loss Per Share

In accordance with SFAS No. 128, Earnings Per Share, basic earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common shares outstanding during the period less common shares subject to repurchase. Diluted earnings (loss) per share is computed by dividing the earnings (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. The Company has excluded all outstanding stock options, outstanding warrants to purchase common stock and common stock subject to repurchase from the calculation of diluted loss per common share for the three months and six months ended June 30, 2008 and 2007 because all such securities are antidilutive for all periods. At June 30, 2008, there were a total of 3.7 million and 208,333 stock options and warrants, respectively, to purchase common stock that were outstanding and considered antidilutive.

The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share (in thousands, except per share amounts) (unaudited and unreviewed):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Numerator:
Net loss available to common stockholders	$(6,516)	$(2,139)	$(13,450)	$(2,960)

Denominator:
Weighted-average common shares outstanding	27,761	27,755	27,759	27,759
Less: Common shares subject to repurchase	(150)	(68)	(163)	(84)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Total weighted average common shares used in computing basic and diluted loss per share	27,611	27,687	27,596	27,675

Basic and diluted loss per share	$(0.24)	$(0.08)	$(0.49)	$(0.11)

4. Goodwill and Other Intangible Assets

In January 2003, the Company acquired BroadJump, Inc. and recorded certain intangibles, including acquired technology, customer contractual relationships, order backlog and non-competition agreements. Amounts allocated to acquired technology, customer contractual relationships, and order backlog are being amortized over the respective assets’ estimated useful lives of two to six years using straight-line amortization. The Company periodically reviews the estimated useful lives and fair values of its identifiable intangible assets, taking into consideration any events or circumstances which might result in a diminished fair value or revised useful life.

Goodwill and other intangible assets consist of the following (in thousands) (unaudited and unreviewed):

	December 31, 2007	June 30, 2008
Goodwill	$39,656	$39,656
Other Intangibles:
Customer contractual relationships	$3,300	$3,300
Accumulated amortization	(2,727)	(3,002)

	$573	$298

Estimated annual amortization expense of acquired technology and other intangible assets for the remainder of 2008 is $298,000, at which time the intangible assets will be fully amortized.

The Company assesses whether goodwill and indefinite-lived intangibles are impaired on an annual basis. Upon determining the existence of goodwill and/or indefinite-lived intangibles impairment, the Company measures that impairment based on the amount by which the book value of goodwill and/or indefinite-lived intangibles exceeds its fair value. The implied fair value of goodwill is determined by deducting the fair value of a reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if that reporting unit had just been acquired and the purchase price were being initially allocated. Additional impairment assessments may be performed on an interim basis if the Company encounters events or changes in circumstances that would indicate that, more likely than not, the book value of goodwill and/or indefinite-lived intangibles would be impaired.

5. Property and Equipment

Property and equipment, which includes purchased software for internal use, is comprised of the following (in thousands) (unaudited and unreviewed):

	December 31, 2007	June 30, 2008
Computer software	$1,568	$1,266
Computer equipment	4,099	3,568
Furniture and fixtures	1,620	1,486
Leasehold improvements	1,241	1,206

	8,528	7,526
Less: Accumulated depreciation and amortization	(5,086)	(4,568)

	$3,442	$2,958

6. Accrued Liabilities

Accrued liabilities is comprised of the following (in thousands) (unaudited and unreviewed):

	December 31, 2007	June 30, 2008
Compensation payable	$5,484	$3,946
Shareholder and securities litigation settlements accrual	7,650	5,425
Royalties payable	2,890	983
Accrued professional fees	2,068	896
Other	2,550	2,633

	$20,642	$13,883

7. Financing Obligation

During the year ended December 31, 2007, the Company financed the purchase of its annual directors and officers and errors and omissions insurance premiums. After an initial down payment, the company entered into a financing obligation in the amount of $306,000 to be paid in seven monthly payments, and bearing interest at an annual interest rate of 6.49%. The balance was fully paid by March 31, 2008.

8. Income Taxes

Income tax expense for the quarter, totaling $201,000, consists primarily of income taxes due in certain foreign jurisdictions. The Company’s estimated effective tax rate and associated provision for income taxes for the three months ended June 30, 2008 is based on an estimate of consolidated earnings before taxes for fiscal 2008. The estimated effective tax rate is impacted primarily by the worldwide mix of estimated consolidated earnings before taxes and an assessment regarding the realizability of the Company’s deferred tax assets.

We have provided a full valuation allowance against our net deferred tax asset, including all net operating loss and research and development credit carryforwards, based on the determination that it is more likely than not that the benefit related to such assets will not be realized. Our accounting for deferred taxes under SFAS 109 involves the evaluation of a number of factors concerning the realizability of our deferred tax assets. In concluding that a full valuation allowance was appropriate, we have considered such factors as our history of incurring operating losses and our ability to generate sufficient taxable income of the appropriate character within the relevant jurisdictions in future years.

Effective January 1, 2007, the Company adopted FIN 48. The Company recorded an additional tax liability of approximately $217,000 as a result of the adoption of FIN 48 and adjusted the January 1, 2007 balance of retained earnings. The total amount of unrecognized tax benefits as of December 31, 2007 was $3,295,000. There were no material changes to the amount of unrecognized tax benefits during the quarter ended June 30, 2008. The Company’s assessment of its unrecognized tax benefits is subject to change as a function of the Company’s financial statement audit.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the three months ended June 30, 2008, the amount of accrued interest and penalties increased by an immaterial amount.

We file consolidated and separate tax returns in the U.S. federal jurisdiction and in several state and foreign jurisdictions. We are no longer subject to U.S. federal income tax examinations for years before 2004 and are no longer subject to state and local or foreign income tax examinations by tax authorities for years before 2003. We are not currently under audit for tax matters by any federal, state or foreign jurisdiction.

9. Stock Based Compensation

We expense stock-based compensation to the same cost of services and operating expense categories to which the respective award grantee’s salary expense is reported. The table below reflects stock-based compensation expense for the three and six months ended June 30, 2008 and 2007 (in thousands) (unaudited and unreviewed):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Cost of revenue:
Cost of services	$161	$73	$313	$177
Operating expenses:
Sales and marketing	144	82	283	158
Research and development	88	46	169	91
General and administrative	501	411	969	832

Total stock based compensation	$894	$612	$1,734	$1,258

At June 30, 2008, approximately $1.9 million of stock-based compensation relating to unvested awards had not been amortized and will be expensed in future periods through 2010. Under current grants unvested and outstanding, approximately $1.0 million will be expensed in the remainder of 2008 as stock-based compensation.

10. Commitments and Contingencies

In November and December 2005, five securities class actions were filed in the U.S. District Court for the Western District of Texas against the Company and certain of its current and former officers and directors. By order dated January 17, 2006, the court consolidated these actions as In re Motive, Inc. Securities Litigation, Case No. A-05-CA-923-LY, and appointed Lead Plaintiffs and Lead Plaintiffs’ Counsel. Lead Plaintiffs filed a Second Consolidated Amended Complaint in the consolidated action in February 2007 (the “Complaint”). The Complaint generally alleged that the Company, the individual defendants, and the Company’s former auditors, Ernst & Young, made false and misleading statements regarding the Company’s financial results from June 24, 2004, the date of the Company’s initial public offering, to October 26, 2005, the date on which the Company announced that it would restate certain prior financial results. The Complaint asserted claims under the Securities Act and the Exchange Act and the rules promulgated thereunder, and sought unspecified monetary damages and other relief against all defendants.

On November 5, 2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company agreed to pay to the plaintiffs, for the benefit of the class members, $4.5 million in cash from insurance proceeds, $2.5 million in Company cash and 2.5 million newly issued shares of the Company’s common stock. On December 6, 2007, the Company entered into a Stipulation and Agreement of Partial Settlement (the “Settlement Agreement”) with the Lead Plaintiffs. The settlement contemplated therein was conditioned upon final approval by the court and other contingencies. On July 14, 2008, the court issued its final approval of the Settlement Agreement. Subsequently, the Company paid to the plaintiffs, for the benefit of the class action members, $2.5 million in cash and issued 2.5 million newly issued shares of the Company’s common stock.

On or about January 9, 2006, a purported shareholder derivative action entitled Adair v. Harmon, et al. , Case No. A-06-CA-017-LY, was filed in the U.S. District Court for the Western District of Texas against certain of the Company’s current and former officers and directors. The derivative complaint generally alleged that from June 25, 2004, the individual defendants breached fiduciary duties they owed to the Company by reason of their positions as officers and/or directors of the Company. The derivative complaint alleged that such duties were breached by, among other things, defendants’ disclosure of allegedly false and misleading financial statements for the Company. The derivative complaint sought damages and equitable relief on behalf of the Company. This action, entitled Adair v. Harmon, et al. , Case No. A-06-CA-017-LY, was stayed since March 2006, pending resolution of a motion to dismiss the consolidated complaint in the securities class action described above or until the court terminated the stay.

On November 5, 2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company agreed to certain corporate governance measures and agreed to pay $107,500 in attorneys fees plus costs to the lawyers representing the shareholder plaintiff. On December 6, 2007, the Company entered into a Stipulation of Settlement (the “Settlement Stipulation”) with the plaintiffs. The settlement contemplated therein was conditioned upon final approval by the court and other contingencies. On July 14, 2008, the court issued its final approval of the Settlement Stipulation. Subsequently, the Company paid $107,500 in attorneys fees plus costs to the lawyers representing the shareholder plaintiff.

The Division of Enforcement of the United States Securities and Exchange Commission is conducting a formal investigation regarding possible violations of the federal securities laws by the Company and/or its current and former directors and officers. The Company is cooperating with the investigation. The SEC has the power to seek a wide range of sanctions against the Company and/or its current and former directors and officers should the SEC pursue legal action for violations of the federal securities laws, including, but not limited to, civil money penalties, injunctions, bars to future service with public companies, cease and desist orders and the like.

The Company has indemnity obligations to its current and former directors and officers, some of whom have been involved in the foregoing matters, and thus the Company has been required to advance defense costs incurred by those individuals. The Company expects to have to continue to advance such defense costs in the future.

In connection with the two civil lawsuits described above, the Company’s directors’ and officers’ insurance carrier, Genesis Insurance Company (the “Carrier”), denied and/or disputed the availability of coverage, as to the Company and certain of the individual defendants, under the Company’s D&O insurance policy for the policy period June 24, 2005 to June 24, 2006. Under an Interim Agreement, the Carrier was required to pay 50% of certain reasonable defense costs incurred by the Company and the individual named defendants until November 9, 2007, 30 days after the date on which the agreement was terminated. Pursuant to a Compromise Settlement Agreement and Mutual Release (“Settlement Agreement”) executed by the parties thereto in December of 2007 (as supplemented by a Supplemental Agreement between the Company and the Carrier), the Company, the Carrier and the individual signatories to the Settlement Agreement (the “Individual Defendants”) agreed to settle the coverage dispute, as regards the claims asserted in the two civil lawsuits described above (but the settlement did not include disputed coverage for any SEC-related claims). On July 8, 2008, the Company filed a complaint against the Carrier in the U.S. District Court for the Western District of Texas alleging that the Carrier breached its obligations under the Company’s D&O insurance policy for the policy period June 24, 2005 to June 24, 2006 and that the Carrier violated certain provisions of the Texas Insurance Code. The Company is seeking actual damages and attorneys fees.

By letter dated April 19, 2007, the SEC threatened to initiate certain enforcement actions against the Company because of its delinquent filing status with the SEC, including a revocation of the registration of the Company’s common stock pursuant to Section 12(j) of the Securities Exchange Act of 1934, and the temporary suspension of trading in the common stock pursuant to Section 12(k) of that Act. Because of its delinquent status, the Company could be subject to other enforcement actions by the SEC. If the Company’s common stock were deregistered, it would no longer be quoted on the over-the-counter market and the public trading market for the common stock effectively would be terminated. Moreover, the price of the Company’s common stock would likely suffer an immediate and significant decline. Accordingly, investors would find it difficult, if not impossible, to acquire or dispose of the common stock or obtain accurate quotations for the common stock following any such deregistration.

The legal matters disclosed above may require a significant diversion of the Company’s management’s attention, the costs associated therewith may be significant and an adverse outcome could adversely affect the Company’s business, financial condition and results of operations.

From time to time, the Company and its subsidiaries may be involved in other disputes and litigation relating to claims arising in the ordinary course of its business.

11. Subsequent Events.

Merger Agreement:

On June 16, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lucent Technologies Inc. (“Parent”), a Delaware corporation and a wholly owned subsidiary of Alcatel Lucent, and Magic Acquisition Subsidiary Inc. (“Purchaser”), a Delaware corporation and a direct wholly-owned subsidiary of Parent. Under the terms of the Merger Agreement, Purchaser has commenced a tender offer (the “Offer”) to purchase all of the Company’s outstanding shares of common stock, par value $0.001 per share (the “Shares”), for $2.23 per Share, to the seller in cash (the “Offer Price”), without interest and less any applicable withholding taxes. The closing of the Offer and Purchaser’s obligation to accept for payment and to pay for all Shares tendered and not validly withdrawn is subject to a number of conditions, including:

•

the valid tender of a number of Shares equaling (x) not less than 17,639,096 Shares (the “Minimum Condition”), which represents approximately 58.3% of the issued and outstanding Shares (including for such purpose the 2.5 million Shares expected to be issued in connection with the settlement of the Company’s securities class action lawsuit (the “Settlement Shares”) as further described in note 10), or (y) if the Purchaser lowers the Minimum Condition (as is permitted on a single occasion under the Merger Agreement), not less than 15,493,417 Shares, which represents approximately 51.2% of the issued and outstanding Shares (including for such purpose the Settlement Shares), plus the total number of Shares issued between the date of the Merger Agreement and the acceptance for payment by Purchaser of Shares tendered in the Offer in response to certain elections to exercise options or warrants to purchase Shares (the “Lowered Minimum Condition”);

•	the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign competition laws;

•	the absence of events or circumstances having a material adverse effect (as defined in the Merger Agreement) on the Company;

•	the settlements of the Company’s class action and derivative lawsuits becoming final and nonappealable;

•

the Company’s delivery to Parent of audited financial statements for the years ended December 31, 2006 and 2007, which audited financial statements for 2007 shall be materially consistent in terms of assets and liabilities with previously delivered unaudited financial statements for that period; and

•	other customary conditions.

On July 14, 2008, the court issued its final approval of the settlements of the Company’s class action and derivative lawsuits. Assuming no appeal is filed in either lawsuit, the condition related to such settlements becoming final and nonappealable will be satisfied on the 30th day following such final approval , which will be August 13, 2008.

The Offer is not subject to a financing condition.

Pursuant to the terms of the Merger Agreement, the Company granted Purchaser, subject to certain conditions and limitations, an irrevocable option (the “Top-Up Option”), to be exercised after completion of the Offer, to acquire a number of Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent, Purchaser and any of their respective wholly-owned subsidiaries at the time of the exercise of the Top-Up Option, constitutes (x) if the Minimum Condition is applicable, at least 90% of the number of Shares that will be issued and outstanding immediately after giving effect to the issuance of the Top-Up Option Shares on a fully diluted basis (including all Shares issuable under options and warrants to purchase Shares), or (y) if the Lowered Minimum Condition is applicable, at least 90% of the number of Shares that will be issued and outstanding upon acceptance for payment by Purchaser of Shares tendered in the Offer, including the Top-Up Option Shares, in either case at a price per Share equal to the Offer Price.

The Merger Agreement provides that following completion of the Offer and, if necessary, the exercise of the Top-Up Option, the parties will complete a second-step merger (the “Merger”) through the “short form” procedures available under Delaware law without a meeting of the Company’s stockholders, in which Purchaser will be merged with and into the Company, with the Company as the surviving corporation. All issued and outstanding Shares immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares held by the Company, Parent, or Purchaser, and any of their respective direct or indirect wholly-owned subsidiaries, or by holders who are entitled to and properly demand an appraisal of their Shares) will be cancelled and converted into the right to receive the Offer Price, without interest.

This summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed June 17, 2008, the Schedule TO filed by Parent on July 16, 2008 and the Schedule 14D-9 filed by the Company on July 16, 2008.

Loan Agreements:

On July 9, 2008, the Company entered into (i) a new $8 million credit facility for on-going working capital needs and general corporate purposes and (ii) a new $6 million term loan to finance equipment purchases. The terms of the new credit facility and term loan are set forth in the Loan and Security Agreement, dated effective July 7, 2008 (the “Loan and Security Agreement”), by and between the Company and Silicon Valley Bank (the “Lender”), and the Loan and Security Agreement (EX-IM Loan Facility), dated effective July 7, 2008 (the “EX-IM Loan Agreement” and, together with Loan and Security Agreement, the “Loan Agreements”), by and between the Company and the Lender.

The Loan Agreements provide the Company with an $8 million revolving line of credit (the “Revolving Line”) and a $6 million term loan (the “Term Loan”). Borrowings under the Revolving Line bear interest at a rate equal to the Lender’s prime rate plus 0.25%, with a minimum interest rate of 6.25%. Borrowings under the Term Loan bear interest at a rate equal to the Lender’s prime rate plus 0.50%, with a minimum interest rate of 6.50%.

The Company may receive advances under the Revolving Line for a period of 364 days at an advance rate of (i) 80% of the amount of the Company’s eligible domestic due and payable accounts receivable, (ii) 90% of the amount of the Company’s eligible foreign due and payable accounts receivable, if the foreign exchange risk of such receivables is hedged, and (iii) 70% of the amount of the Company’s eligible foreign due and payable accounts receivable, if the foreign exchange risk of such receivables is not hedged, in each case subject to certain limitations and adjustments set forth in the Loan Agreements. The Company is required to pay accrued interest on all outstanding advances under the Revolving Line on a monthly basis, and all outstanding principal plus accrued unpaid interest under the Revolving Line on July 6, 2009. Amounts borrowed under the Revolving Line may be prepaid with no prepayment premium.

The Company may receive advances under the Term Loan for a period of 12 months. The Company may receive advances under the Term Loan in amounts of up to 100% of equipment invoices, but the Company may request up to $2 million of advances without supplying invoices. Each advance under the Term Loan shall be repaid in 36 equal monthly payments of principal and interest. The Term Loan may be prepaid in whole, but not in part. If the Term Loan is prepaid on or prior to July 7, 2009, a 2% pre-payment premium will apply. If the Term Loan is repaid after July 7, 2009 but on or prior to July 7, 2010, a 1% pre-payment premium will apply. Such pre-payment premiums will be calculated on the outstanding balances at the time of repayment.

The Loan Agreements contain customary representations, warranties and covenants, including covenants limiting the Company’s ability to incur additional liens or indebtedness, make distributions to its stockholders and make investments. The Loan Agreements contain financial covenants regarding minimum tangible net worth and minimum liquidity coverage, which financial covenants are tested monthly.

The Loan Agreements also contain customary events of default that entitle the Lender to accelerate the Company’s obligations and require repayment of the Company’s outstanding indebtedness thereunder. These events of default include, among others, the Company’s breach of its payment obligations or covenants, a material impairment of the Company’s financial condition or ability to repay any indebtedness to the Lender and the commencement of dissolution or insolvency proceedings.

To secure the Company’s borrowings under the Loan Agreements, the Company has provided the Lender a first priority security interest in all assets of the Company, including its intellectual property.

The Company’s entry into the Loan Agreements and related security agreements is expressly contemplated and permitted by the Merger Agreement. However, under the Merger Agreement, the principal amounts of the Company’s borrowings under the Loan Agreements may not exceed $2,000,000 outstanding at any one time through September 30, 2008 and $5,000,000 outstanding at any one time between October 1, 2008 and December 31, 2008. Currently, there are no borrowings outstanding under the Loan Agreements.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion should be read along with the unaudited consolidated condensed financial statements and notes included in Part I, Item 1 of this Exhibit 99.1, as well as the unaudited consolidated condensed financial statements and notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, for the fiscal year ended December 31, 2007, included as Exhibit 99.2 to the our Current Report on Form 8-K filed with the Securities and Exchanges Commission March 17, 2008 (the “Prior Report”). This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements regarding future events and our future results are based on current expectations, estimates, forecasts and projections, and the beliefs and assumptions of our management. Words such as “we expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “estimate,” “potential,” “predict,” “may,” “might,” “could,” “intend,” variations of these types of words and similar expressions are intended to identify these forward-looking statements. Readers are cautioned that these forward-looking statements are predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

Among the important factors that could cause our actual results to differ materially from those indicated by our forward-looking statements are those discussed under Part II, Item 2A. — Risk Factors of this Exhibit 99.1 and Part I, Item 1A. — Risk Factors of Exhibit 99.2 to the Prior Report.

Merger Agreement

On June 16, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lucent Technologies Inc. (“Parent”), a Delaware corporation and a wholly owned subsidiary of Alcatel Lucent, and Magic Acquisition Subsidiary Inc. (“Purchaser”), a Delaware corporation and a direct wholly-owned subsidiary of Parent. Under the terms of the Merger Agreement, Purchaser has commenced a tender offer (the “Offer”) to purchase all of the Company’s outstanding shares of common stock, par value $0.001 per share (the “Shares”), for

$2.23 per Share, to the seller in cash (the “Offer Price”), without interest and less any applicable withholding taxes. The closing of the Offer and Purchaser’s obligation to accept for payment and to pay for all Shares tendered and not validly withdrawn is subject to a number of conditions, including:

•

the valid tender of a number of Shares equaling (x) not less than 17,639,096 Shares (the “Minimum Condition”), which represents approximately 58.3% of the issued and outstanding Shares (including for such purpose the 2.5 million Shares expected to be issued in connection with the settlement of the Company’s securities class action lawsuit (the “Settlement Shares”) as further described in note 10), or (y) if the Purchaser lowers the Minimum Condition (as is permitted on a single occasion under the Merger Agreement), not less than 15,493,417 Shares, which represents approximately 51.2% of the issued and outstanding Shares (including for such purpose the Settlement Shares), plus the total number of Shares issued between the date of the Merger Agreement and the acceptance for payment by Purchaser of Shares tendered in the Offer in response to certain elections to exercise options or warrants to purchase Shares (the “Lowered Minimum Condition”);

•	the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign competition laws;

•	the absence of events or circumstances having a material adverse effect (as defined in the Merger Agreement) on the Company;

•	the settlements of the Company’s class action and derivative lawsuits becoming final and nonappealable;

•

the Company’s delivery to Parent of audited financial statements for the years ended December 31, 2006 and 2007, which audited financial statements for 2007 shall be materially consistent in terms of assets and liabilities with previously delivered unaudited financial statements for that period; and

•	other customary conditions.

On July 14, 2008, the court issued its final approval of the settlements of the Company’s class action and derivative lawsuits. Assuming no appeal is filed in either lawsuit, the condition related to such settlements becoming final and nonappealable will be satisfied on the 30th day following such final approval , which will be August 13, 2008.

The Offer is not subject to a financing condition.

Pursuant to the terms of the Merger Agreement, the Company granted Purchaser, subject to certain conditions and limitations, an irrevocable option (the “Top-Up Option”), to be exercised after completion of the Offer, to acquire a number of Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned by Parent, Purchaser and any of their respective wholly-owned subsidiaries at the time of the exercise of the Top-Up Option, constitutes (x) if the Minimum Condition is applicable, at least 90% of the number of Shares that will be issued and outstanding immediately after giving effect to the issuance of the Top-Up Option Shares on a fully diluted basis (including all Shares issuable under options and warrants to purchase Shares), or (y) if the Lowered Minimum Condition is applicable, at least 90% of the number of Shares that will be issued and outstanding upon acceptance for payment by Purchaser of Shares tendered in the Offer, including the Top-Up Option Shares, in either case at a price per Share equal to the Offer Price.

The Merger Agreement provides that following completion of the Offer and, if necessary, the exercise of the Top-Up Option, the parties will complete a second-step merger (the “Merger”) through the “short form” procedures available under Delaware law without a meeting of the Company’s stockholders, in which Purchaser will be merged with and into the Company, with the Company as the surviving corporation. All issued and outstanding Shares immediately prior to the effective time of the Merger (the “Effective Time”) (other than Shares held by the Company, Parent, or Purchaser, and any of their respective direct or indirect wholly-owned subsidiaries, or by holders who are entitled to and properly demand an appraisal of their Shares) will be cancelled and converted into the right to receive the Offer Price, without interest.

This summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed June 17, 2008, the Schedule TO filed by Parent on July 16, 2008 and the Schedule 14D-9 filed by the Company on July 16, 2008.

Information in this Exhibit 99.1 regarding the Merger Agreement and the transactions contemplated thereby is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of the Company’s common stock is only pursuant to the offer to purchase, letter of transmittal and related materials that Alcatel Lucent, or a subsidiary thereof, has filed with the SEC on Schedule TO. The Company has filed with the SEC and mailed to its stockholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the Offer. Shareholders of the Company should read these materials carefully because they contain important information, including the terms and conditions of the Offer. Shareholder may obtain the offer to purchase, the letter of transmittal and related documents without charge from the SEC’s Website at www.sec.gov or from the Company’s Investor Relations department or the Investor Relations section of the Company’s website at http://ir.motive.com. Shareholders are urged to read carefully those materials prior to making any decisions with respect to the Offer.

Overview

Motive is a leading provider of broadband and mobile service management software. Motive’s products expedite or eliminate various time-consuming and costly management tasks such as activation, support, and configuration that both service providers and end-users must undertake in order to launch and maintain broadband and mobile services. The Company was incorporated in Delaware on April 25, 1997 and currently markets its products and services throughout the Americas, Europe and Asia Pacific. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Our future success will depend on many factors, including but not limited to:

•	our ability to obtain audited and reviewed financial statements from our new independent accountant and to again become current in filing our periodic reports with the SEC;

•	the return on investment that our products provide to our customers, as compared with those of our competitors;

•	our ability to continue to bring to market products that help our customers solve significant technological problems; and

•	our ability to complete our acquisition by Alcatel Lucent.

In evaluating our financial condition and operating performance, our management team and our board of directors focus on a wide variety of information and performance metrics, including, among others, the following:

•	the level of revenue generated from sales of our software products to existing and new customers;

•	the level of revenue generated from sales of our broadband products and our mobility products;

•	the mix of revenue generated from license fees and services fees;

•	the mix of revenue generated within North America and outside North America;

•	the mix of revenue generated from direct sales as opposed to indirect sales through re-sellers;

•	the extent to which customers license our products under term as opposed to perpetual licenses;

•	our ability to manage our cost structure such that it supports our revenue generation efforts while optimizing profitability; and

•	our employee headcount numbers, both in terms of function within the Company and in terms of geographic dispersal, which are directly reflective of our cost structure.

A principal operational challenge that we face is the fact that our quarterly revenue and results of operations are difficult to predict. Unlike more established software vendors, we have experienced, and expect to continue to experience, fluctuations in revenue and operating results from quarter to quarter. Weak spending and competitive pressures may challenge our future financial performance. If we fail to close certain agreements that are expected to be completed toward the end of a quarter, our quarterly results would suffer.

Another operational challenge that we face is the fact that our operating expenses are, to a large extent, fixed in the short term. If our revenue falls below our expectation in a quarter and we are not able to greatly reduce our operating expenses in response, our operating results for that quarter could be adversely affected. To address this challenge, we attempt to closely monitor our cost structure and operating expense trends, as well as to closely monitor our sales pipeline and related sales activities.

In addition, our ability to compete effectively will depend on the timely introduction and success of future software products and releases and the ability of our products to interoperate and perform well with existing and future leading databases, applications, operating systems and other platforms. To address this challenge, we have made and will continue to make significant investments in research and development to keep pace with technological change in our industry.

We intend the following discussion of our financial condition and results of operations to provide information that will assist in understanding our financial statements, the changes in certain key items in those financial statements from period to period, and the primary factors that accounted for those changes, as well as how certain accounting principles, policies and estimates affect our financial statements.

Sources of Revenue

Through June 30, 2008, substantially all of our revenue was derived from licensing our product suite and providing related services. Customers pay us license fees for the right to use our products for a fixed-term or perpetual basis. In recent years, approximately 65% of the license agreements we entered into were fixed-term as opposed to perpetual. The term of our fixed-term licenses is typically three years. We price our license fees based on an expected volume of usage during the license term.

We typically sell our software in bundled or multi-element arrangements where customers receive the right to use our product as well as certain related services, including implementation and integration services, maintenance and support services and, in some cases, hosting and managed services. We have not entered into an arrangement solely for the license of our products and, therefore, we have not demonstrated vendor specific objective evidence (“VSOE”) of fair value for the license element of our arrangements. Additionally, we have not been able to demonstrate VSOE of fair value for the maintenance or hosting elements for the majority of our arrangements. Thus, as reported in our consolidated statements of operations, license fees revenue is comprised of (i) usage fees for term and perpetual licenses of our software, (ii) professional services fees for implementation and integration services, (iii) maintenance and support fees (typically for technical support and the right to future upgrades) and (iv) hosting and managed services fees (where we host and manage the software on our own IT infrastructure). As reported in our consolidated statements of operations, services revenue is comprised of revenue from (i) professional services, such as consulting services, (ii) maintenance and support services, and (iii) hosting and managed services, where any of these services are separately purchased.

We experience seasonality in our revenue, with the fourth quarter of the year typically having the highest revenue for the year. We believe that this seasonality results primarily from customer budgeting cycles and our sales compensation model. We expect that this seasonality will continue.

License fees revenue in recent years has represented 73% to 88% of total revenue and services revenue has represented 12% to 27% of total revenue.

Results of Operations

The following discussion and analysis of our financial condition and results of operations are based upon our consolidated condensed financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, but have not been reviewed or audited by our independent accountant. The preparation of these consolidated condensed financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Estimates and assumptions are reviewed periodically, and actual results may differ from these estimates under different assumptions or conditions. Our consolidated condensed financial statements are subject to adjustments that our independent accountant may identify during the course of its review procedures. We believe that period to period comparisons of revenue and operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

The following table sets forth, for the periods indicated, our unaudited and unreviewed consolidated condensed statements of operations as a percentage of total revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Revenue:
License fees	88%	82%	85%	81%
Services	12	18	15	19

Total revenue	100	100	100	100

Cost of revenue:
License fees	4	5	4	5
Amortization of acquired technology	4	—	4	—
Services	42	38	43	39

Total cost of revenue	50	43	51	44

Gross margin	50	57	49	56

Operating expenses:
Sales and marketing	36	22	36	21
Research and development	23	17	25	17
General and administrative	33	26	36	24
Amortization of intangibles	1	1	1	1
Shareholder and securities litigation settlements	0	1	—	1

Total operating expenses	93	67	98	64

Loss from operations	(43)	(10)	(49)	(8)
Interest income (expense), net	2	—	3	1
Other income (expense), net	(1)		(1)	—

Loss before income taxes	(42)	(10)	(47)	(7)
Provision for income taxes	—	1	—	1
Net loss	(42)%	(11)%	(47)%	(8)%

Comparison of the Three Months Ended June 30, 2008 and 2007

Bookings

Bookings represent the committed value that our customers will pay us over the entire term of an agreement. Although bookings is a non-GAAP financial measure, we measure the amount of bookings that we record each quarter and consider bookings to be an important indicator of our financial performance. For the three months ended June 30, 2008, bookings were $15.9 million compared to $11.3 million for the three months ended June 30, 2007.

Revenue

As discussed in Part I, Item 1A. — Risk Factors of Exhibit 99.2 to the Prior Report, our revenue may be subject to fluctuation from period to period. Our revenue recognition policy requires that we only recognize revenue when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled vendor obligations remain, the fee is fixed and determinable and collectability is probable. If the fee for a license has payment terms that exceed our normal payment terms, the fee is not considered to be fixed or determinable and we only recognize license revenue when amounts actually become due. As a result, the amount of revenue that we recognize in any given period is dependent upon the amounts that are due under customer agreements during that period, which can vary significantly from period to period. For a variety of reasons, we occasionally amend existing license agreements, which can result in changes to the dates and amounts of license fees payable to us and, therefore, changes to the timing and amounts of revenue recognized from such license agreement.

Total revenue increased by $3.8 million, or approximately 24%, from $15.6 million for the three months ended June 30, 2007 to $19.4 million for the three months ended June 30, 2008. The increase was primarily due to a $2.2 million increase in license fees revenue and a $1.6 million increase in services revenue.

Revenue from North America increased by $3.0 million, or approximately 46%, from $6.7 million for the three months ended June 30, 2007 to $9.7 million for the three months ended June 30, 2008. Revenue from Europe and Asia Pacific increased by $438,000, or approximately 5%, from $8.7 million for the three months ended June 30, 2007 to $9.1 million for the three months ended June 30, 2008. Revenue from Latin America was $207,000 for the three months ended June 30, 2007 compared to $515,000 for the three months ended June 30, 2008. Revenue from outside North America represented 57% and 50% of our total revenue for the three months ended June 30, 2007 and 2008, respectively. The absolute increase in revenue from outside North America is consistent with our focus on further expanding our European and Asia/Pacific operations. However, as a result of the application of our revenue recognition policies, the amount of revenue attributable to any customer, and thus the amount of revenue attributable to any specific geographic area, can vary significantly within any period and from period to period. For more information about our international revenue and expansion plans, please see Part I, Item 3. — Quantitative and Qualitative Disclosures About Market Risk in this Exhibit 99.1.

License Fees. For the three months ended June 30, 2008, we had $15.8 million in license fees revenue. The $15.8 million of license fees revenue represented 82% of our total revenue for the three months ended June 30, 2008, and a year-over-year increase of $2.2 million compared to the $13.6 million in license fees revenue for the three months ended June 30, 2007, which represented 88% of our total revenue for that period. The increase in license fees revenue is primarily due to the recognition of revenue from two customers for the full second quarter of 2008 as compared to partial recognition in the second quarter of 2007.

We distribute our software products to customers directly and to a lesser extent through systems integrators and resellers. License fees revenue from resellers decreased by $183,000 from $3.7 million, or approximately 27% of our license fees revenue and 24% of our total revenue, for the three months ended June 30, 2007, to $3.5 million, or approximately 22% of our license fees revenue and 18% of our total revenue, for the three months ended June 30, 2008.

Services. Services revenue primarily represents revenue from stand-alone professional service arrangements which are generally recognized as the services are performed. Our revenue from services increased by $1.7 million, or approximately 85%, from $1.9 million for the three months ended June 30, 2007 to $3.6 million for the three months ended June 30, 2008, representing 12% and 18%, respectively, of our total revenue. This increase in absolute dollars is due to the timing of new service projects and completion of existing service projects.

Cost of Revenue

License Fees. Cost of license fees includes third-party software royalties, product packaging, documentation production, and shipping costs related to software used by our customers. Cost of license fees revenue increased by approximately $401,000 from $627,000 for the three months ended June 30, 2007 to $1.0 million for the three months ended June 30, 2008. These amounts represented 4% and 5% of total revenue for the three months ended June 30, 2007 and 2008, respectively. The increase is primarily due to additional royalty payments related to our Home Device Manager product. We have expensed all costs incurred in the research and development of our software products as incurred, and, as a result, cost of license fees revenue includes no amortization of capitalized software development costs.

Amortization of Acquired Technology. As a result of our January 2003 purchase of BroadJump, we acquired certain intangible technology assets having an estimated fair value of $11.0 million and an estimated useful life of five years. Amortization of these intangible assets in the amount of $550,000 was recorded as a cost of revenue for the three months ended June 30, 2007. This amounts represented 4% of our total revenue for that period. As of December 31, 2007, we had fully amortized these intangible technology assets and thus incurred no amortization costs in the quarter ended June 30, 2008 with respect to the acquired intangible technology assets.

Cost of Services Revenue. Cost of services revenue includes salaries and related expenses for our customer support, consulting, training and hosting and managed services organizations, third-party contractor expenses and an allocation of our facilities, communications and depreciation expenses. Cost of services revenue increased by approximately $700,000 from $6.6 million for the three months ended June 30, 2007 to $7.3 million for the three months ended June 30, 2008. These amounts represented 42% and 38% of our total revenue for the three months ended June 30, 2007 and 2008, respectively. The increase in absolute dollars was primarily due to an increase of $420,000 in salary related costs and an increase of $360,000 in professional services costs.

Total cost of revenue represented 50% and 43% of our total revenue for the three months ended June 30, 2007 and 2008, respectively.

Operating Expenses

Sales and Marketing. Sales and marketing expenses consist of salaries and related costs of our sales and marketing organizations, sales commissions, travel and entertainment expenses, costs of our marketing programs, including public relations and collateral materials, and rent and facilities costs associated with our regional sales offices. Sales and marketing expenses decreased by approximately $1.2 million from $5.5 million for the three months ended June 30, 2007 to $4.3 million for the three months ended June 30, 2008, representing 36% and 22%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $315,000 in salary related costs, a decrease of $350,000 in travel costs, a decrease of $95,000 in recruiting costs and a decrease of $80,000 in professional service costs.

Research and Development. Research and development expenses consist of employee salaries, benefits, consulting costs and the cost of software development tools and expenses associated with the development of new products, enhancements of existing products and quality assurance activities. Research and development expenses decreased by approximately $300,000 from $3.5 million for the three months ended June 30, 2007 to $3.2 million for the three months ended June 30, 2008, representing 23% and 17%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $135,000 for professional services costs and a decrease of $205,000 for shared costs (primarily depreciation expense) partially offset by an increase of $115,000 in travel costs.

General and Administrative. General and administrative expenses consist of salaries and related costs of our administrative, finance, business operations and information technology personnel as well as legal and accounting services. General and administrative expenses decreased by approximately $200,000 from $5.2 million for the three months ended June 30, 2007 to $5.0 million for the three months ended June 30, 2008, representing 33% and 26%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $160,000 for legal costs and a decrease of $165,000 in accounting fees partially offset by an increase of $190,000 in professional services costs.

Shareholder and securities litigation settlements. On November 5, 2007, the Company announced that it had reached agreements in principle to settle the securities class action lawsuit and the shareholder derivative lawsuit, both pending in the U.S. District Court for the Western District of Texas. In connection with the proposed settlements, the Company took a charge of $8 million in the quarter ended September 30, 2007. During the quarter ended June 30, 2008, the Company took an additional charge of $275,000 which reflected the final settlement of both lawsuits.

Amortization of Intangibles. In January 2003, we recorded $9.0 million of definite-lived intangibles in connection with the BroadJump acquisition, which resulted in amortization expense of $138,000 and $138,000 for the three months ended June 30, 2007 and 2008, respectively, representing 1% of our total revenue in both periods. These intangibles are being amortized over their estimated lives of two to six years using the straight line method of amortization.

Interest Income and Expense, Net

Interest income and expense, net decreased from $376,000 for the three months ended June 30, 2007 to $69,000 for the three months ended June 30, 2008. The decrease in interest income (expense), net was primarily due to lower cash balances available for investment.

Other Income (Expense), Net

Other income (expense), net increased from $(190,000) for the three months ended June 30, 2007 to $(24,000) for the three months ended June 30, 2008. The increase is primarily due to a gain on the foreign exchange translation of accounts receivable denominated in foreign currencies.

Provision for Income Taxes

We have incurred operating losses for all fiscal years from inception through December 31, 2007 and a loss for the three months ended June 30, 2008, and therefore have not recorded a material provision for income taxes. Our provision for income taxes consists primarily of foreign income tax withholdings related to international sales as well as foreign income taxes on the earnings of our foreign subsidiaries. We have recorded a valuation allowance for the full amount of our net deferred tax assets, which include net operating loss, research and development credit and foreign tax credit carryforwards, because of the uncertainty regarding their realization.

Loss per Share

Our loss per share for the three months ended June 30, 2008 was $(.08) per share as compared with $(.24) per share for the three months ended June 30, 2007.

Comparison of the Six Months Ended June 30, 2008 and 2007

Bookings

Bookings represent the committed value that our customers will pay us over the entire term of an agreement. Although bookings is a non-GAAP financial measure, we measure the amount of bookings that we record each quarter and consider bookings to be an important indicator of our financial performance. For the six months ended June 30, 2008, bookings were $22.5 million compared to $19.0 million for the six months ended June 30, 2007.

Revenue

As discussed in Part I, Item 1A. — Risk Factors of Exhibit 99.2 to the Prior Report, our revenue may be subject to fluctuation from period to period. Our revenue recognition policy requires that we only recognize revenue when persuasive evidence of an agreement exists, delivery of the product has occurred, no unfulfilled vendor obligations remain, the fee is fixed and determinable and collectability is probable. If the fee for a license has payment terms that exceed our normal payment terms, the fee is not considered to be fixed or determinable and we only recognize license revenue when amounts actually become due. As a result, the amount of revenue that we recognize in any given period is dependent upon the amounts that are due under customer agreements during that period, which can vary significantly from period to period. For a variety of reasons, we occasionally amend existing license agreements, which can result in changes to the dates and amounts of license fees payable to us and, therefore, changes to the timing and amounts of revenue recognized from such license agreement.

Total revenue increased by $9.6 million, or approximately 34%, from $28.4 million for the six months ended June 30, 2007 to $38.0 million for the six months ended June 30, 2008. The increase was primarily due to a $6.6 million increase in license fees revenue and a $3.0 million increase in services revenue.

Revenue from North America increased by $6.2 million, or approximately 47%, from $13.3 million for the six months ended June 30, 2007 to $19.5 million for the six months ended June 30, 2008. Revenue from Europe and Asia Pacific increased by $2.9 million, or approximately 20%, from $14.7 million for the six months ended June 30, 2007 to $17.6 million for the six months ended June 30, 2008. Revenue from Latin America was $413,000 for the six months ended June 30, 2007 compared to $866,000 for the six months ended June 30, 2008. Revenue from outside North America represented 53% and 49% of our total revenue for the six months ended June 30, 2007 and 2008, respectively. The absolute increase in revenue from outside North America is consistent with our focus on further expanding our European and Asia/Pacific operations. However, as a result of the application of our revenue recognition policies, the amount of revenue attributable to any customer, and thus the amount of revenue attributable to any specific geographic area, can vary significantly within any period and from period to period. For more information about our international revenue and expansion plans, please see Part I, Item 3. — Quantitative and Qualitative Disclosures About Market Risk in this Exhibit 99.1.

License Fees. For the six months ended June 30, 2008, we had $30.7 million in license fees revenue. The $30.7 million of license fees revenue represented 81% of our total revenue for the six months ended June 30, 2008, and a year-over-year increase of $6.6 million compared to the $24.1 million in license fees revenue for the six months ended June 30, 2007, which represented 85% of our total revenue for that period. The increase in license fees revenue is primarily due to the recognition of revenue from two customers for the first half of 2008 as compared to partial recognition in the first half of 2007.

We distribute our software products to customers directly and to a lesser extent through systems integrators and resellers. License fees revenue from resellers increased by $1.2 million from $5.2 million, or approximately 21% of our total license fees revenue and 18% of our total revenue, for the six months ended June 30, 2007, to $6.4 million, or approximately 21% of our total license fees revenue and 17% of our total revenue, for the six months ended June 30, 2008.

Services. Services revenue primarily represents revenue from stand-alone professional service arrangements which are generally recognized as the services are performed. Our revenue from services increased by $3.1 million, or approximately 74%, from $4.2 million for the six months ended June 30, 2007 to $7.3 million for the six months ended June 30, 2008, representing 15% and 19%, respectively, of our total revenue. This increase in absolute dollars is due to the timing of new service projects and completion of existing service projects.

Cost of Revenue

License Fees. Cost of license fees includes third-party software royalties, product packaging, documentation production, and shipping costs related to software used by our customers. Cost of license fees revenue increased by approximately $1.0 million from $1.1 million for the six months ended June 30, 2007 to $2.1 million for the six months ended June 30, 2008. These amounts represented 4% and 5% of total revenue for the six months ended June 30, 2007 and 2008, respectively. The increase is primarily due to additional royalty payments related to our Home Device Manager product. We have expensed all costs incurred in the research and development of our software products as incurred, and, as a result, cost of license fees revenue includes no amortization of capitalized software development costs.

Amortization of Acquired Technology. As a result of our January 2003 purchase of BroadJump, we acquired certain intangible technology assets having an estimated fair value of $11.0 million and an estimated useful life of five years. Amortization of these intangible assets in the amount of $1.1 million was recorded as a cost of revenue for the six months ended June 30, 2007. This amounts represented 4% of our total revenue for that period. As of December 31, 2007, we had fully amortized these intangible technology assets and thus incurred no amortization costs in the six months ended June 30, 2008 with respect to the acquired intangible technology assets.

Cost of Services Revenue. Cost of services revenue includes salaries and related expenses for our customer support, consulting, training and hosting and managed services organizations, third-party contractor expenses and an allocation of our facilities, communications and depreciation expenses. Cost of services revenue increased by approximately $2.5 million from $12.2 million for the six months ended June 30, 2007 to $14.7 million for the six months ended June 30, 2008. These amounts represented 43% and 39% of our total revenue for the six months ended June 30, 2007 and 2008, respectively. The increase in absolute dollars was primarily due to an increase of $1.4 million in salary related costs and an increase of $920,000 in professional services costs.

Total cost of revenue represented 51% and 44% of our total revenue for the six months ended June 30, 2007 and 2008, respectively.

Operating Expenses

Sales and Marketing. Sales and marketing expenses consist of salaries and related costs of our sales and marketing organizations, sales commissions, travel and entertainment expenses, costs of our marketing programs, including public relations and collateral materials, and rent and facilities costs associated with our regional sales offices. Sales and marketing expenses decreased by approximately $2.2 million from

$10.4 million for the six months ended June 30, 2007 to $8.2 million for the six months ended June 30, 2008, representing 36% and 21%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $370,000 in salary related costs, a decrease of $500,000 in travel expenses, a decrease of $420,000 in marketing expenses, a decrease of $155,000 in professional service costs and a $100,000 decrease in recruiting costs.

Research and Development. Research and development expenses consist of employee salaries, benefits, consulting costs and the cost of software development tools and expenses associated with the development of new products, enhancements of existing products and quality assurance activities. Research and development expenses decreased by approximately $600,000 from $7.1 million for the six months ended June 30, 2007 to $6.5 million for the six months ended June 30, 2008, representing 25% and 17%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $220,000 for professional services costs, a decrease of $130,000 for recruiting costs and a decrease of $410,000 for shared costs (primarily depreciation expense) partially offset by an increase of $170,000 in salary related costs.

General and Administrative. General and administrative expenses consist of salaries and related costs of our administrative, finance, business operations and information technology personnel as well as legal and accounting services. General and administrative expenses decreased by approximately $1.0 million from $10.1 million for the six months ended June 30, 2007 to $9.1 million for the six months ended June 30, 2008, representing 36% and 24%, respectively, of our total revenue. The decrease in absolute dollars was primarily due to a decrease of $620,000 for legal costs, a decrease of $680,000 in accounting fees partially offset by an increase of $470,000 in salary related expenses.

Shareholder and securities litigation settlements. On November 5, 2007, the Company announced that it had reached agreements in principle to settle the securities class action lawsuit and the shareholder derivative lawsuit, both pending in the U.S. District Court for the Western District of Texas. In connection with the proposed settlements, the Company took a charge of $8 million in the quarter ended September 30, 2007. During the quarter ended June 30, 2008, the Company took an additional charge of $275,000 which reflected the final settlement of both lawsuits.

Amortization of Intangibles. In January 2003, we recorded $9.0 million of definite-lived intangibles in connection with the BroadJump acquisition, which resulted in amortization expense of $275,000 and $275,000 for the six months ended June 30, 2007 and 2008, respectively, representing 1% of our total revenue in both periods. These intangibles are being amortized over their estimated lives of two to six years using the straight line method of amortization.

Interest Income and Expense, Net

Interest income and expense, net decreased from $829,000 for the six months ended June 30, 2007 to $233,000 for the six months ended June 30, 2008. The decrease in interest income (expense), net was primarily due to lower cash balances available for investment.

Other Income (Expense), Net

Other income (expense), net increased from $(180,000) for the six months ended June 30, 2007 to $191,000 for the six months ended June 30, 2008. The increase is primarily due to a gain on the foreign exchange translation of accounts receivable denominated in foreign currencies.

Provision for Income Taxes

We have incurred operating losses for all fiscal years from inception through December 31, 2007 and a loss for the six months ended June 30, 2008, and therefore have not recorded a material provision for income taxes. Our provision for income taxes consists primarily of foreign income tax withholdings related to international sales as well as foreign income taxes on the earnings of our foreign subsidiaries. We have recorded a valuation allowance for the full amount of our net deferred tax assets, which include net operating loss, research and development credit and foreign tax credit carryforwards, because of the uncertainty regarding their realization.

Loss per Share

Our loss per share for the six months ended June 30, 2008 was $(.10) per share as compared with $(.49) per share for the six months ended June 30, 2007.

Liquidity and Capital Resources

Since inception, we have funded our operations and met our capital expenditure requirements through the private sale of equity securities and acquisitions, in addition to the completion of our initial public offering in June 2004.

Cash provided by (used in) operating activities was $(11.0) million for the six months ended June 30, 2008 compared to $(9.1) million for the six months ended June 30, 2007. This difference is primarily due to changes in operating assets and liabilities, including deferred revenue, accounts receivable and accrued liabilities, which can all fluctuate significantly based on timing of cash receipts and payments. Net cash provided by investing activities was $3.4 million during the six months ended June 30, 2008, and consisted primarily of proceeds from maturities of short-term investments. In addition we had capital expenditures totaling $658,000 during the six months ended June 30, 2008. Our capital expenditures are primarily to acquire property and equipment, mainly computer hardware and software for our employee base and our hosting and managed services operations.

At June 30, 2008, we had cash and cash equivalents and short-term investments on hand of $13.5 million compared to cash and cash equivalents and short-term investments on hand of $25.4 million at December 31, 2007, a decrease of $11.9 million. The decrease in cash and cash equivalents and short-term investments is primarily due to our payments to settle the class action and derivative lawsuits and payments for commissions and bonuses. At June 30, 2008, we had a working capital deficit of $31.3 million compared to a working capital deficit of $27.7 million at December 31, 2007. Our accounts receivable balance decreased $715,000 from December 31, 2007 to June 30, 2008. Accounts receivable can fluctuate significantly as we experience fluctuations in revenue, timing of shipments and the timing of payments received from our customers. Our payment terms generally require payment within 30 to 90 days of invoicing.

We believe that our existing cash, cash equivalents, short term investments and funds generated from operating and investing activities should be sufficient to meet our working capital requirements for the reasonably foreseeable future. As described in note 11 in the Notes to Consolidated Condensed Financial Statements, on July 9, 2008, we entered into a $8 million revolving line of credit and a $6 million term loan to enhance our working capital resources. Depending on future developments, however, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through debt financings, public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to us or our stockholders. The sale of additional equity or convertible debt securities could dilute the per share value of our common stock. Additionally, the Loan Agreements contain customary representations, warranties and covenants, including covenants limiting the Company’s ability to incur additional liens or indebtedness, make distributions to its stockholders and make investments.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of December 31, 2007 or June 30, 2008.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We develop our products in the United States and India and market them in North America, South America, Europe and the Asia/Pacific markets. As a result, our future financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

Our international revenue was $9.6 million for the three months ended June 30, 2008, an increase of $700,000, or approximately 8%, over international revenue of $6.2 million for the three months ended June 30, 2007. For the six months ended June 30, 2008, our international revenue was $18.4 million, an increase of $3.3 million, or approximately 22%, over international revenue of $15.1 million for the six months ended June 30, 2007. We intend to continue to further expand our European and Asia/Pacific operations in the near term. To the extent that our foreign operations expenses increase or we experience increases in our foreign sales, which are generally denominated in local currencies, our foreign currency exchange rate risk will increase. We do not currently anticipate using hedging activities to mitigate these risks (see Part I, Item 1A. —Risk Factors of Exhibit 99.2 to the Prior Report).

Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term interest bearing instruments. Due to the short-term nature of our investments, we believe that our interest rate risk exposure is not significant.

PART II: OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

In November and December 2005, five securities class actions were filed in the U.S. District Court for the Western District of Texas against the Company and certain of its current and former officers and directors. By order dated January 17, 2006, the court consolidated these actions as In re Motive, Inc. Securities Litigation, Case No. A-05-CA-923-LY, and appointed Lead Plaintiffs and Lead Plaintiffs’ Counsel. Lead Plaintiffs filed a Second Consolidated Amended Complaint in the consolidated action in February 2007 (the “Complaint”). The Complaint generally alleged that the Company, the individual defendants, and the Company’s former auditors, Ernst & Young, made false and misleading statements regarding the Company’s financial results from June 24, 2004, the date of the Company’s initial public offering, to October 26, 2005, the date on which the Company announced that it would restate certain prior financial results. The Complaint asserted claims under the Securities Act and the Exchange Act and the rules promulgated thereunder, and sought unspecified monetary damages and other relief against all defendants.

On November 5, 2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company agreed to pay to the plaintiffs, for the benefit of the class members, $4.5 million in cash from insurance proceeds, $2.5 million in Company cash and 2.5 million newly issued shares of the Company’s common stock. On December 6, 2007, the Company entered into a Stipulation and Agreement of Partial Settlement (the “Settlement Agreement”) with the Lead Plaintiffs. The settlement contemplated therein was conditioned upon final approval by the court and other contingencies. On July 14, 2008, the court issued its final approval of the Settlement Agreement. Subsequently, the Company paid to the plaintiffs, for the benefit of the class action members, $2.5 million in cash and 2.5 million newly issued shares of the Company’s common stock.

On or about January 9, 2006, a purported shareholder derivative action entitled Adair v. Harmon, et al. , Case No. A-06-CA-017-LY, was filed in the U.S. District Court for the Western District of Texas against certain of the Company’s current and former officers and directors. The derivative complaint generally alleged that from June 25, 2004, the individual defendants breached fiduciary duties they owed to the Company by reason of their positions as officers and/or directors of the Company. The derivative complaint alleged that such duties were breached by, among other things, defendants’ disclosure of allegedly false and misleading financial statements for the Company. The derivative complaint sought damages and equitable relief on behalf of the Company.

On November 5, 2007, the Company announced that it had reached an agreement in principle to settle this litigation. In connection with that settlement, the Company agreed to certain corporate governance measures and agreed to pay $107,500 in attorneys fees plus costs to the lawyers representing the shareholder plaintiff. On December 6, 2007, the Company entered into a Stipulation of Settlement (the “Settlement Stipulation”) with the plaintiffs. The settlement contemplated therein was conditioned upon final approval by the court and other contingencies. On July 14, 2008, the court issued its final approval of the Settlement Stipulation. Subsequently, the Company paid to $107,500 in attorneys fees plus costs to the lawyers representing the shareholder plaintiff.

The Division of Enforcement of the United States Securities and Exchange Commission is conducting a formal investigation regarding possible violations of the federal securities laws by the Company and/or its current and former directors and officers. The Company is cooperating with the investigation. The SEC has the power to seek a wide range of sanctions against the Company and/or its current and former directors and officers should the SEC pursue legal action for violations of the federal securities laws, including, but not limited to, civil money penalties, injunctions, bars to future service with public companies, cease and desist orders and the like.

The Company has indemnity obligations to its current and former directors and officers, some of whom have been involved in the foregoing matters, and thus the Company has been required to advance defense costs incurred by those individuals. The Company expects to have to continue to advance such defense costs in the future.

In connection with the two civil lawsuits described above, the Company’s directors’ and officers’ insurance carrier, Genesis Insurance Company (the “Carrier”), denied and/or disputed the availability of coverage, as to the Company and certain of the individual defendants, under the Company’s D&O insurance policy for the policy period June 24, 2005 to June 24, 2006. Under an Interim Agreement, the Carrier was required to pay 50% of certain reasonable defense costs incurred by the Company and the individual named defendants until November 9, 2007, 30 days after the date on which the agreement was terminated. Pursuant to a Compromise Settlement Agreement and Mutual Release (“Settlement Agreement”) executed by the parties thereto in December of 2007 (as supplemented by a Supplemental Agreement between the Company and the Carrier), the Company, the Carrier and the individual signatories to the Settlement Agreement (the “Individual Defendants”) agreed to settle the coverage dispute, as regards the claims asserted in the two civil lawsuits described above (but the settlement did not include disputed coverage for any SEC-related claims). On July 8, 2008, the Company filed a complaint against the Carrier in the U.S. District Court for the Western District of Texas alleging that the Carrier breached its obligations under the Company’s D&O insurance policy for the policy period June 24, 2005 to June 24, 2006 and that the Carrier violated certain provisions of the Texas Insurance Code. The Company is seeking actual damages and attorneys fees.

By letter dated April 19, 2007, the SEC threatened to initiate certain enforcement actions against the Company because of its delinquent filing status with the SEC, including a revocation of the registration of the Company’s common stock pursuant to Section 12(j) of the Securities Exchange Act of 1934, and the temporary suspension of trading in the common stock pursuant to Section 12(k) of that Act. Because of its delinquent status, the Company could be subject to other enforcement actions by the SEC. If our common stock were deregistered, it would no longer be quoted on the over-the-counter market and the public trading market for our common stock effectively would be terminated. Moreover, the price of our common stock would likely suffer an immediate and significant decline. Accordingly, investors would find it difficult, if not impossible, to acquire or dispose of our common stock or obtain accurate quotations for our common stock following any such deregistration.

The legal matters disclosed above may continue to require a significant diversion of the Company’s management’s attention, the costs associated therewith may continue to be significant and an adverse outcome could adversely affect the Company’s business, financial condition and results of operations.

From time to time, the Company and its subsidiaries may be involved in other disputes and litigation relating to claims arising in the ordinary course of its business.

ITEM 1A.	RISK FACTORS

In addition to the risk factors set forth below and the other information included in this Exhibit 99.1, investors should carefully consider the risks described in Part I, Item 1A. — Risk Factors of Exhibit 99.2 to the Prior Report. The risks and uncertainties described below and in Part I, Item 1A. — Risk Factors of Exhibit 99.2 to the Prior Report are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem not significant may also affect our business operations. If any of these risks actually occur, our business, financial condition, and results of operations could be adversely impacted. In that event, the market price of our common stock could decline.

We may not be able to satisfy all of the closing conditions in our merger agreement with Alcatel Lucent, which could result in our inability to complete our acquisition by Alcatel Lucent.

As further described above under Part I, Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Merger Agreement, the closing of our acquisition by Alcatel Lucent is subject to a number of conditions, including: (1) the valid tender of a number of Shares equaling (x) not less than 17,639,096 Shares (the “Minimum Condition”), which represents approximately 58.3% of the issued and outstanding Shares (including for such purpose the 2.5 million Shares issued in connection with the settlement of the

Company’s securities class action lawsuit (the “Settlement Shares”)), or (y) if the Purchaser lowers the Minimum Condition (as is permitted on a single occasion under the Merger Agreement), not less than 15,493,417 Shares, which represents approximately 51.2% of the issued and outstanding Shares (including for such purpose the Settlement Shares), plus the total number of Shares issued between the date of the Merger Agreement and the acceptance for payment by Purchaser of Shares tendered in the Offer in response to certain elections to exercise options or warrants to purchase Shares (the “Lowered Minimum Condition”); (2) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any applicable foreign competition laws; (3) the absence of events or circumstances having a material adverse effect (as defined in the Merger Agreement) on the Company; (4) the settlements of the Company’s class action and derivative lawsuits becoming final and nonappealable; (5) the Company’s delivery to Parent of audited financial statements for the years ended December 31, 2006 and 2007, which audited financial statements for 2007 shall be materially consistent in terms of assets and liabilities with previously delivered unaudited financial statements for that period; and (6) other customary conditions.

Although we are using our best efforts to satisfy these conditions, we cannot predict whether and when these conditions will be satisfied. If for any reason the conditions listed above are not satisfied, Purchaser and Parent will not be obligated to consummate the acquisition of Motive.

If the transaction with Alcatel Lucent is not completed, our business, results of operations, financial condition and stock price likely would be materially adversely affected.

If the proposed transaction with Alcatel Lucent is not completed, our business and our relations with our customers, suppliers and employees likely would be materially adversely affected, and such would materially adversely affect our financial condition and results of operations. The market price for our common stock traded significantly below the $2.23 price being paid by Alcatel Lucent in the Offer. Accordingly, any termination of the merger agreement by Alcatel Lucent resulting from our inability to satisfy all closing conditions would likely cause our stock price to decline significantly.

In addition, we have incurred and will incur substantial transaction costs and expenses in connection with the proposed transaction with Alcatel Lucent. These costs are primarily associated with the fees of our financial advisors, attorneys and accountants. In addition, we have diverted significant management resources in an effort to complete the proposed transaction with Alcatel Lucent and are subject to certain restrictions contained in the Merger Agreement on the conduct of our business. If the proposed transaction with Alcatel Lucent is not completed, we will have incurred significant costs, including the diversion of management resources, for which we will have received little or no benefit. Also, if the proposed transaction with Alcatel Lucent is not completed under certain circumstances specified in the Merger Agreement, we will be required to pay Lucent Technologies Inc. a termination fee of $3,000,000. In addition, in certain circumstances where the Merger Agreement is terminated, Lucent Technologies Inc. may be entitled to reimbursement of its expenses, up to a maximum of $1,250,000; provided, however, that any amount received by Lucent Technologies Inc. as expense reimbursement shall reduce the amount that it may recover in respect of the termination fee.

While the proposed transaction is pending, we may experience business uncertainties and are subject to restrictions on the conduct of our business.

Uncertainty about the effect of the proposed transaction with Alcatel Lucent on employees, customers and suppliers may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel until the proposed transaction is consummated, and could cause third parties, including our customers and suppliers, to seek to change existing business relationships with us. In addition, the Merger Agreement restricts us from taking specified actions without Lucent Technologies Inc.’s approval including, among other things, making certain significant acquisitions, dispositions or investments, making certain significant capital expenditures, and entering into certain material contracts. Our management may also be required to devote substantial time to transaction-related activities, which could otherwise be devoted to pursuing other beneficial business opportunities.